Form 10-K, Exhibit 13
period 2004-12-31
BELMONT BANCORP
filed 2005-03-31
CIK 726294

Exhibit 13

Belmont Bancorp. and Subsidiaries

Consolidated Balance Sheets

($000s except share and per share amounts)

	December 31,
	2004	2003
Assets
Cash and due from banks	$7,770	$10,722
Interest-bearing deposits in other banks	68	14
Federal funds sold	10,650	2,300

Cash and cash equivalents	18,488	13,036
Securities available for sale at fair value	91,992	112,145
Securities held to maturity (estimated fair value of $269 in 2004 and $273 in 2003)	250	250
Federal Home Loan Bank stock, at cost	3,744	3,594
Federal Reserve Bank stock, at cost	517	517
Loans held for sale	276	255
Loans	174,838	157,528
Less allowance for loan losses	(3,007)	(3,300)

Net loans	171,831	154,228
Premises and equipment, net	6,944	6,111
Deferred federal tax assets	4,033	4,538
Cash surrender value of life insurance	1,387	1,339
Accrued income receivable	1,172	1,366
Other assets	1,727	2,096

Total assets	$302,361	$299,475

Liabilities and Shareholders’ Equity
Liabilities
Non-interest bearing deposits:
Demand	$35,675	$30,632
Interest-bearing deposits:
Demand	32,153	30,357
Savings	95,775	100,034
Time	68,874	74,016

Total deposits	232,477	235,039
Securities sold under repurchase agreements	1,717	1,403
Federal Home Loan Bank advances	35,051	25,269
Accrued interest on deposits and other borrowings	285	312
Other liabilities	1,273	1,930

Total liabilities	270,803	263,953

Shareholders’ Equity
Preferred stock - authorized 90,000 shares with no par value; no shares issued or outstanding	—	—
Common stock - $0.25 par value, 17,800,000 shares authorized; 11,153,195 shares issued	2,788	2,788
Additional paid-in capital	17,564	17,556
Retained earnings	11,517	15,285
Treasury stock at cost (26,917 shares at 12/31/04; 44,292 shares at 12/31/03)	(569)	(997)
Accumulated other comprehensive income	258	890

Total shareholders’ equity	31,558	35,522

Total liabilities and shareholders’ equity	$302,361	$299,475

The accompanying notes are an integral part of the financial statements.

Belmont Bancorp. and Subsidiaries

Consolidated Statements of Income

For Years Ended December 31, 2004, 2003 and 2002 ($000s except per share data)

	2004	2003	2002
Interest and Dividend Income
Loans:
Taxable	$10,268	$9,128	$8,750
Tax-exempt	160	148	175
Securities:
Taxable	4,115	4,567	5,017
Tax-exempt	67	105	867
Dividends	183	177	193
Interest on federal funds sold	112	111	275

Total interest and dividend income	14,905	14,236	15,277

Interest Expense
Deposits	3,092	4,022	5,414
Borrowings	1,408	1,031	946

Total interest expense	4,500	5,053	6,360

Net interest income	10,405	9,183	8,917
Provision (Benefit) for loan losses	(555)	(1,350)	(1,029)

Net interest income after provision (benefit) for loan losses	10,960	10,533	9,946

Noninterest Income
Trust fees	593	547	477
Service charges on deposits	1,339	1,407	918
Legal settlements	—	—	6,311
Mortgage servicing fees	185	180	159
Other operating income	597	647	530
Securities gains	166	348	27
Gains on sale of loans held for sale	99	492	278

Total noninterest income	2,979	3,621	8,700

Noninterest Expense
Salary and employee benefits	5,093	5,217	4,869
Net occupancy expense	984	899	882
Equipment expense	858	805	909
Legal fees	183	140	1,057
Legal settlements expense	—	103	635
Other operating expenses	3,255	3,205	3,487

Total noninterest expense	10,373	10,369	11,839

Income before income taxes	3,566	3,785	6,807
Income Tax Expense	865	1,007	810

Net Income	$2,701	$2,778	$5,997

Basic and Diluted Earnings per Common Share	$0.24	$0.25	$0.54

The accompanying notes are an integral part of the financial statements.

Belmont Bancorp. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

For the Years Ended December 31, 2004, 2003, and 2002 ($000s except share and per share amounts)

	Total	Preferred Stock	Common Stock	Additional Paid-in- Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income
Balance, January 1, 2002	$25,846	—	$2,788	$17,506	$8,100	$(1,170)	$(1,378)
Comprehensive income
Net income	5,997	—	—	—	5,997	—	—	$5,997
Other comprehensive income, net of tax
Unrealized gain on securities net of reclassification adjustment	2,856	—	—	—	—	—	2,856	2,856

Comprehensive income								$8,853

Stock options exercised (7,000 shares)	25	—	—	—	(136)	161	—
Common stock options vested	33	—	—	33	—	—	—

Balance, December 31, 2002	34,757	—	2,788	17,539	13,961	(1,009)	1,478
Comprehensive income
Net income	2,778	—	—	—	2,778	—	—	$2,778
Other comprehensive loss, net of tax
Unrealized loss on securities net of reclassification adjustment	(588)	—	—	—	—	—	(588)	(588)

Comprehensive income								$2,190

Cash dividends ($0.13 per share)	(1,444)	—	—	—	(1,444)	—	—
Stock options exercised (500 shares)	2	—	—	—	(10)	12	—
Common stock options vested	17	—	—	17	—	—	—

Balance, December 31, 2003	35,522	—	2,788	17,556	15,285	(997)	890
Comprehensive income
Net income	2,701	—	—	—	2,701	—	—	$2,701
Other comprehensive loss, net of tax
Unrealized loss on securities net of reclassification adjustment	(632)	—	—	—	—	—	(632)	(632)

Comprehensive income								$2,069

Cash dividends ($0.55 per share)	(6,112)	—	—	—	(6,112)	—	—
Stock options exercised (17,375 shares)	71	—	—	—	(357)	428	—
Common stock options vested	8	—	—	8	—	—	—

Balance, December 31, 2004	$31,558	—	$2,788	$17,564	$11,517	$(569)	$258

The accompanying notes are an integral part of the financial statements.

Belmont Bancorp. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2004, 2003 and 2002 ($000’s)

	2004	2003	2002
Operating Activities
Net income	$2,701	$2,778	$5,997
Adjustments to reconcile net income to net cash flows from operating activities:
Provision (benefit) for loan losses	(555)	(1,350)	(1,029)
Depreciation and amortization expense	636	559	646
Amortization of investment security premiums	1,082	1,634	1,584
Accretion of investment security discounts	(15)	(24)	(182)
Amortization and impairment of mortgage servicing rights	151	155	271
Securities (gains) losses	(166)	(348)	(27)
Common stock options vested	8	17	33
Deferred taxes	830	972	1,322
Federal Home Loan Bank stock dividends	(150)	(140)	(155)
Loss on disposal of fixed assets	—	2	5
Gain on sale of loans and loans held for sale	(99)	(492)	(278)
(Gain) loss on sale of other real estate owned	(21)	37	5
Proceeds from sales of loans in secondary market	7,702	34,513	29,918
Originations of loans in secondary market	(7,678)	(33,710)	(30,057)
Changes in:
Interest receivable	194	234	(59)
Interest payable	(27)	(65)	(275)
Others, net	(409)	289	(897)

Cash from operating activities	4,184	5,061	6,822

Investing Activities
Proceeds from:
Maturities and calls of securities	20,549	15,498	16,846
Sales of securities available for sale	13,806	5,960	33,015
Principal collected on mortgage-backed securities	19,182	28,230	26,054
Sales of loans from portfolio	90	—	336
Sales of other real estate owned	141	1,033	240
Sales of premises and equipment	124	—	—
Purchases of:
Mortgage-backed securities available for sale	(18,725)	(37,615)	(15,864)
Other securities available for sale	(16,517)	(7,549)	(54,187)
Securities held to maturity	—	(250)	—
Loans	(7,096)	(3,193)	(1,400)
Premises and equipment	(1,593)	(495)	(296)
Changes in:
Loans, net	(10,186)	(24,353)	(14,205)

Cash from investing activities	(225)	(22,734)	(9,461)

Financing Activities
Proceeds from:
Federal Home Loan Bank advances	10,300	4,235	1,050
Exercise of stock options	71	2	25
Payments on Federal Home Loan Bank advances	(518)	(16)	—
Dividends paid on common stock	(6,112)	(1,444)	—
Changes in:
Deposits	(2,562)	4,796	(8,243)
Repurchase agreements	314	96	660

Cash from financing activities	1,493	7,669	(6,508)

Increase (Decrease) in Cash and Cash Equivalents	5,452	(10,004)	(9,147)
Cash and Cash Equivalents, Beginning of Year	13,036	23,040	32,187

Cash and Cash Equivalents, End of Year	$18,488	$13,036	$23,040

The accompanying notes are an integral part of the financial statements.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2004, 2003 and 2002

1. Summary of Significant Accounting Policies

The accounting and reporting policies and practices of Belmont Bancorp. (the “Company”) and its subsidiaries are in accordance with accounting principles generally accepted in the United States of America and conform to practices within the banking industry. The more significant of these policies and practices are summarized below.

Principles of Consolidation: The consolidated financial statements include the accounts of Belmont Bancorp. and its wholly-owned subsidiaries, Belmont National Bank and Belmont Financial Network, Inc. Material intercompany accounts and transactions have been eliminated. The sole activity of Belmont Financial Network, Inc. is a low income housing limited partnership interest.

Nature of Operations: Belmont Bancorp. provides a variety of banking services to individuals and businesses through the branch network of its wholly-owned subsidiary, Belmont National Bank (BNB). BNB operates twelve full-service banking facilities located in Belmont, Harrison and Tuscarawas Counties in Ohio, and Wheeling, West Virginia. BNB also operates a loan production office in Washington County, Pennsylvania. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, commercial, commercial real estate, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates particularly subject to change include the allowance for loan losses, valuation of deferred tax assets, fair values of financial instruments, and loss contingencies.

Securities Held to Maturity: These are debt securities purchased with the original intent and ability to hold to maturity. Events which may be reasonably anticipated are considered when determining the Company’s intent and ability to hold to maturity. Securities meeting such criteria at the date of purchase and as of the balance sheet date are carried as cost, adjusted for amortization of premiums and accretion of discounts.

Securities Available for Sale: Debt and equity securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value with net unrealized gains and losses, net of tax, reflected as a component of other comprehensive income until realized. Securities held for indefinite periods of time include securities that may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks as part of the Company’s overall asset/liability management strategy.

Trading Securities: Trading securities are held for resale within a short period of time and are stated at fair value. Trading gains and losses include the net realized gain or loss and market value adjustments of the trading account portfolio. These gains and losses are reported in current earnings.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Past due status is based upon the contractual terms of the loan.

Loans Held for Sale: Residential mortgage loans which management does not intend to hold to maturity or for which sales are pending are reported as loans held for sale. Such loans are carried at the lower of aggregate cost or fair value.

Income Recognition: Income earned by the Company and its subsidiaries is recognized principally on the accrual basis of accounting. Certain fees, principally service, are recognized as income when billed. The Company suspends the accrual of interest on loans when, in management’s opinion, the collection of all or a portion of interest has become doubtful. Generally, when a loan is placed on nonaccrual, the Company charges all previously accrued and unpaid interest against income. In future periods, interest will be included in income to the extent received only if complete principal recovery is reasonably assured.

It is the Company’s policy not to recognize interest income on impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance.

The Company defers loan fees and related origination costs. These fees and costs are accreted into interest over the estimated life of the loan using a method which approximates the interest method without anticipating prepayments.

For securities, interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary. In estimating other-than-temporary losses, management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Allowance For Loan Losses: The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses incurred in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions.

A loan is impaired when, based on current information and events, it is probable that all scheduled payments of principal and interest will not be collected according to the loan agreement. Factors in determining impairment include payment status and the probability of collecting scheduled payments. Insignificant payment delays and payment shortfalls generally do not result in impairment. Impairment for individual commercial and construction loans is measured by either the present value of expected future cash flows discounted at the loan’s effective rate or the fair value of the collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as residential mortgage, credit card, and consumer loans, are collectively evaluated for impairment.

The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management’s estimate of probable credit losses in the loan portfolio and the related allowance may change in the near term. Allocations of the allowance may be made specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed generally using the straight line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight line basis over the lease period.

When units of property are disposed, the premises and equipment accounts are relieved of the cost and the accumulated depreciation related to such units. Any resulting gains or losses are credited to or charged against income. Costs of repairs and maintenance are charged to expense as incurred. Major renewals and betterments are capitalized at cost.

Bank Owned Life Insurance: Life insurance is recorded at its cash surrender value, or the amount that can be realized upon redemption.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at the lower of cost or fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Servicing Rights: Servicing rights are recognized as assets for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded when income is earned.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Benefit Plans: Profit-sharing and 401(k) plan expense is the amount contributed determined by formula and by board decision. Deferred compensation plan expense allocates the benefits over years of service.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the holding company or by the holding company to shareholders. See Note 15 for more specific disclosures related to dividend restrictions.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Business Segments: While the Company’s chief decision-makers monitor the revenue streams of the various Company products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company’s financial service operations are considered by management to be aggregated in one reportable operating segment.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common share outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income for options granted with an exercise price equal to or greater than the market price of the underlying common stock at date of grant. Compensation expense is reflected in net income for certain options granted with an exercise price below the market price of the underlying common stock at the date of the grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation”.

(Expressed in thousands except per share amounts)	2004	2003	2002
Net income as reported	$2,701	$2,778	$5,997
Add: Expense, net of tax, included in net income for options granted below fair value	5	12	21
Deduct: Stock-based compensation expense determined under fair value based method	(176)	(165)	(106)

Pro forma net income	$2,530	$2,625	$5,912

Basic earnings per share as reported	$0.24	$0.25	$0.54
Pro forma basic earnings per share	0.23	0.24	0.53
Diluted earnings per share as reported	0.24	0.25	0.54
Pro forma diluted earnings per share	0.23	0.23	0.53

The fair value of options granted and pro forma effects are computed using the Black-Scholes option pricing model, using the following weighted-average assumptions as of grant date.

	2003	2002
Risk-free interest rate	3.60%	3.70%
Expected option life	7 years	7 years
Expected stock price volatility	55%	55%
Dividend yield	1.99%	0%

No options were granted during 2004. The weighted average fair value of options granted was $2.73 per share for 2003 and $2.67 per share for 2002.

Reclassifications: Certain prior year amounts may have been reclassified to conform with the current year presentation.

Recently Issued Accounting Standards

The Financial Accounting Standards Board (“FASB”) recently issued a revised accounting standard for share-based payments (Statement 123R). The Accounting Standards Executive Committee (“AcSEC”) issued a new accounting standard on purchased loans (Statement of Position or SOP 03-3).

Statement 123R addresses accounting for share-based payments to employees, including the Company’s stock option plan. The Company will adopt Statement 123R in the third quarter 2005 as required by the standard. Under the new rules, compensation expense will be based on the fair value of options granted, determined at the date of grant, spread over the employee’s vesting or service period; whereas under previous rules, compensation expense was based on the intrinsic value of options granted, which was always zero under the Company’s plan for options granted with an exercise price at or above fair market value. When adopted in 2005, net income will be reduced by approximately $88,000 based on current assumptions about the fair value options granted. Previously reported net income and earnings per share for 2004 and 2003 will not be restated.

SOP-03-3 is not expected to have a material effect on the Company’s results of operations or financial position.

Management does not believe that any of the recently issued but not yet effective accounting standards, except for Statement 123R, will have a material effect on the Company’s results of operations, financial position or liquidity when adopted in 2005.

2. Securities

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	December 31, 2004
(Expressed in thousands)	Estimated Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Treasury securities and obligations of U.S. Government-sponsored enterprises	$14,678	$10	$(49)
Tax-exempt obligations of states and political subdivisions	1,153	128	(1)
Taxable obligations of states and political Subdivisions	15,195	164	(5)
Mortgage-backed securities	45,543	494	(351)
Collateralized mortgage obligations	6,893	125	(58)
Corporate debt	5,554	71	(110)

Total debt securities	89,016	992	(574)
Marketable equity securities	2,976	12	(39)

Total available for sale	$91,992	$1,004	$(613)

	December 31, 2003
(Expressed in thousands)	Estimated Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
U.S. Treasury securities and obligations of U.S. Government-sponsored enterprises	$22,688	$291	$(4)
Tax-exempt obligations of states and political subdivisions	1,788	152	—
Taxable obligations of states and political Subdivisions	19,426	539	—
Mortgage-backed securities	41,521	670	(249)
Collateralized mortgage obligations	13,247	237	(51)
Corporate debt	9,949	161	(431)
Asset-backed securities	466	2	—

Total debt securities	109,085	2,052	(735)
Marketable equity securities	3,060	49	(18)

Total available for sale	$112,145	$2,101	$(753)

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

	December 31, 2004
(Expressed in thousands)	Carrying Amount	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value
Corporate debt	$250	$19	$0	$269

	December 31, 2003
(Expressed in thousands)	Carrying Amount	Gross Unrecognized Gains	Gross Unrecognized Losses	Estimated Fair Value
Corporate debt	$250	$23	$0	$273

The estimated fair value of debt securities at December 31, 2004, by contractual maturity, are depicted in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are listed separately.

	Held to Maturity		Available for Sale Fair Value
(Expressed in thousands)	Carrying Amount	Fair Value
Due in one year or less	$—	$—	$10,319
Due from one to five years	—	—	21,728
Due after five to ten years	—	—	997
Due after ten years	250	269	3,536
Mortgage-backed	—	—	45,543
Collateralized mortgage obligations	—	—	6,893

Total	$250	$269	$89,016

Sales of available for sale securities resulted in the following:

(Expressed in thousands)	2004	2003	2002
Proceeds from sales	$13,806	$5,960	$33,015
Gross gains	175	348	360
Gross losses	(9)	—	(335)
Gains on securities called	—	—	2

The tax provision related to these net realized gains and losses was $56,000 in 2004, $118,000 in 2003 and $9,000 in 2002.

Securities carried at $14,703,000 at year-end 2004 and $15,905,000 at year-end 2003 were pledged to secure United States Government and other public funds, and for other purposes as required or permitted by law. Certain other securities were pledged to secure Federal Home Loan Bank advances as disclosed below under the caption “Federal Home Loan Bank Advances and Other Debt.”

At year-end 2004 and 2003, there were no holdings of securities of any one issuer, other than $3,744,000 in stock issued by the Federal Home Loan Bank of Cincinnati and securities issued by U.S. Government-sponsored enterprises, in an amount greater than 10% of shareholders’ equity.

Securities with unrealized losses at year-end 2004 and 2003, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

December 31, 2004	Less than 12 months		12 Months or More		Total
(Expressed in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. Government-sponsored enterprises	$9,312	$(47)	$99	$(2)	$9,411	$(49)
Obligations of States and Political Subdivisions	4,418	(6)	—	—	4,418	(6)
Mortgage-backed securities	20,552	(146)	7,000	(205)	27,552	(351)
Collateralized mortgage obligations	4,902	(42)	920	(16)	5,822	(58)
Corporate debt	542	(10)	2,476	(100)	3,018	(110)
Marketable equity securities	—	—	2,961	(39)	2,961	(39)

Total temporarily impaired	$39,726	$(251)	$13,456	$(362)	$53,182	$(613)

December 31, 2003	Less than 12 months		12 Months or More		Total
(Expressed in thousands)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treasury securities and obligations of U.S. Government-sponsored enterprises	$1,170	$(4)	$—	$—	$1,170	$(4)
Mortgage-backed securities	13,177	(174)	3,383	(75)	16,560	(249)
Collateralized mortgage obligations	7,176	(51)	—	—	7,176	(51)
Corporate debt	556	(9)	2,661	(422)	3,217	(431)
Marketable equity securities	2,982	(18)	—	—	2,982	(18)

Total temporarily impaired	$25,061	$(256)	$6,044	$(497)	$31,105	$(753)

The Company evaluates securities for other-than-temporary impairment on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

Unrealized losses on securities have not been recognized into income because management has the intent and ability to hold the securities for the foreseeable future and believes the issuers have the ability to repay its obligations upon maturity, repayment, or redemption.

3. Loans and Allowance for Loan Losses

Loans outstanding at December 31 are as follows:

(Expressed in thousands)	2004	2003
Real estate:
Construction	$6,161	$5,679
Residential	62,320	57,213
Commercial	85,186	69,265
Commercial, financial and agricultural	16,659	20,133
Obligations of political subdivisions in the U.S.	1,399	2,236
Consumer	3,113	3,002

Loans receivable	$174,838	$157,528

Non-accruing loans amounted to $3,353,000 at December 31, 2004, and $1,808,000 at December 31, 2003. The after-tax effect of the interest that would have been accrued on these loans was $138,000 in 2004, and $51,000 in 2003. Loans past due 90 days and still accruing interest were $5,000 at December 31, 2004, and $3,000 at December 31, 2003.

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category. At December 31, impaired loans were as follows:

(Expressed in thousands)	2004	2003	2002
Impaired loans with no allocated allowance for loan losses	$—	$58	$134
Impaired loans with allocated allowance for loan losses	2,761	1,673	3,223

Total	$2,761	$1,731	$3,357

Amount of the allowance for loan losses allocated	$488	$524	$1,022
Average impaired loans during the year	1,841	2,900	4,858
Interest income recognized during impairment	—	—	122
Cash-basis interest income recognized	—	—	122

Activity in the allowance for loan losses is summarized as follows:

(Expressed in thousands)	2004	2003	2002
Balance at beginning of year	$3,300	$4,287	$5,310
Provision (benefit) for loan losses	(555)	(1,350)	(1,029)
Recoveries on loans previously charged-off	366	1,258	353
Loans charged-off	(104)	(895)	(347)

Balance at end of year	$3,007	$3,300	$4,287

4. Secondary Mortgage Market Activities

Mortgage loans serviced for others are not reported as assets. The principal balances of these loans at year- end are as follows:

(Expressed in thousands)	2004	2003
Mortgage loan portfolio serviced for:
FHLMC	$67,945	$72,604

Activity for capitalized mortgage servicing rights and the related valuation allowance was as follows:

(Expressed in thousands)	2004	2003	2002
Servicing rights:
Beginning of the period	$433	$418	$414
Additions	54	220	166
Amortized to expense	(188)	(205)	(162)

End of period balance	$299	$433	$418

	2004	2003	2002
Valuation allowance:
Beginning of the period	$59	$109	$—
Additions expensed	—	—	109
Reductions credited to expense	(37)	(50)	—

End of period balance	$22	$59	$109

Custodial escrow balances maintained in connection with serviced loans were $489,000 and $456,000 at year-end 2004 and 2003.

5. Premises and Equipment

Premises and equipment at December 31 are as follows:

(Expressed in thousands)	2004	2003	Original Useful Life Years
Land and land improvements	$1,247	$1,221
Buildings	5,880	5,975	30-50
Furniture, fixtures and equipment	6,370	4,934	5-12
Leasehold improvements	423	410	5-20

Total	13,920	12,540
Less accumulated depreciation and amortization	6,976	6,429

Premises and equipment, net	$6,944	$6,111

Charges to operations for depreciation and amortization were $636,000 in 2004, $559,000 in 2003, and $646,000 in 2002.

6. Deposits

At December 31, 2004, the aggregate maturities of time deposits are summarized as follows:

(Expressed in thousands)
2005	$35,224
2006	17,684
2007	7,271
2008	6,969
2009	1,138
Thereafter	588

$68,874

A maturity distribution of time certificates of deposit of $100,000 or more follows:

(Expressed in thousands)	2004	2003
Due in three months or less	$1,623	$2,405
Due after three months through six months	997	698
Due after six months through twelve months	1,440	6,029
Due after one year through five years	6,426	5,026
Due after five years	100	—

Total	$10,586	$14,158

Overdrawn demand deposits reclassified as loans totaled $914,000 at year-end 2004 and $166,000 at year-end 2003.

7. Securities Sold Under Repurchase Agreements

Securities sold under agreements to repurchase are for terms of one year or less. For all repurchase agreements, the securities underlying the agreements were under the subsidiary bank’s control. Information related to these borrowings is summarized below:

(Expressed in thousands)	2004	2003
Balance at year-end	$1,717	$1,403
Average during the year	1,655	1,198
Maximum month-end balance	1,953	1,611
Weighted average rate during the year	1.05%	0.80%
Weighted average rate at December 31	1.68%	0.79%

8. Federal Home Loan Bank Advances and Other Debt

The Company uses both short term and long-term borrowings to meet its liquidity and funding needs consisting primarily of advances from the Federal Home Loan Bank (FHLB) and federal funds purchased. All FHLB advances, including short and long-term borrowings, are secured by collateral consisting of a blanket pledge of residential mortgage loans, securities, and shares of stock of the FHLB. The carrying value of residential mortgage loans available as collateral for FHLB advances was $45,548,000 at year-end 2004 and $43,757,000 at year-end 2003. The carrying value of FHLB stock and securities that secure the FHLB debt was $23,266,000 at year-end 2004 and $23,487,000 at year-end 2003. Advances can be made at fixed or variable rates of interest. The Company also has a $4.1 million unsecured line of credit with a correspondent bank to purchase overnight federal funds. No amounts were borrowed under this line at year-end 2003 or 2004.

Borrowings at year-end 2004 and 2003 include two $10 million advances from the FHLB with fixed rates of 4.78% and 4.53%. Every three months, the FHLB has the option to convert the advances to a floating rate based on the 3 month LIBOR rate. If this option is exercised by the FHLB, the Bank may prepay the advance without penalty in full or in part. The advances mature in 2008.

Borrowings at year-end 2004 also include a $5 million advance from the FHLB with a fixed rate of 3.16% which matures in 2009. The FHLB has the option to convert the interest rate to 3 month LIBOR if the 3 month LIBOR rate reaches 7.50%. At year-end 2004, the 3 month LIBOR was 2.56%.

The Bank has an amortizing advance with a fixed rate of $4.654% and a balloon payment due in 2017. The balance of this advance was $1,016,000 at year-end 2004 and $1,034,000 at year-end 2003.

Additional fixed rate FHLB advances with the entire principal balance due at maturity are summarized as follows:

(Expressed in thousands)	2004
Maturities ranging from September 2005 through July 2010 and fixed rates ranging from 2.13% to 4.29%. averaging 3.01%	$9,035

(Expressed in thousands)	2003
Maturities ranging from September 2004 through July 2010 and fixed rates ranging from 1.60% to 4.29%. averaging 3.15%	$4,235

Required principal payments on all debt over the next five years are:

(Expressed in thousands)
2005	$516
2006	2,159
2007	2,514
2008	22,235
2009	6,522
Thereafter	1,105

$35,051

9. Income Tax

The components of income taxes are as follows:

(Expressed in thousands)	2004	2003	2002
Current payable (refundable)	$35	$35	$(512)
Deferred	830	972	2,322
Change in valuation allowance	—	—	(1,000)

Income tax expense	$865	$1,007	$810

The following temporary differences gave rise to the net deferred tax asset at December 31, 2004 and 2003:

(Expressed in thousands)	2004	2003
Deferred tax assets:
Interest on non-accrual loans	$33	$26
Deferred compensation liability for employees’ future benefits	81	67
Goodwill	150	204
Other deferred tax assets	133	210
Net operating loss carryforward	4,029	5,017
Tax credit carryforward	1,727	1,497

Total deferred tax assets	6,153	7,021

	2004	2003
Deferred tax liabilities:
Federal Home Loan Bank stock dividends	(770)	(719)
Allowance for loan losses	(713)	(690)
Unrealized gains on securities	(133)	(458)
Other deferred tax liabilities	(504)	(616)

Total deferred tax liabilities	(2,120)	(2,483)

Net deferred tax asset	$4,033	$4,538

Included in the tax assets above are significant balances related to tax loss carryforwards and tax credits. Management believes that these items will be used prior to their expiration. This is based on management’s estimates regarding earnings in future periods.

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

	2004		2003		2002
(Expressed in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Tax at statutory rate	$1,213	34.0%	$1,287	34.0%	$2,314	34.0%
Tax exempt interest in investments and loans	(73)	-2.0%	(81)	-2.1%	(317)	-4.7%
Tax credits	(178)	-5.0%	(203)	-5.4%	(178)	-2.6%
Earnings on life insurance policies	(16)	-0.4%	(22)	-1.0%	—	0.0%
Others, net	(81)	-2.3%	26	1.1%	(9)	-0.1%
Change in valuation allowance	—	0.0%	—	0.0%	(1,000)	-14.7%

Actual tax expense (benefit)	$865	24.3%	$1,007	26.6%	$810	11.9%

During 1998 and 1999, the Company generated taxable losses aggregating approximately $22,063,000 which were carried back to prior years. The taxable income in all open taxable years has been eliminated and the remaining net operating loss is being carried forward. During 2001, the Company generated additional taxable losses of $4,963,000 which increased the net operating loss carryforward. The total carryforward at December 31, 2004 of $11,850,000 expires $2,129,000 in 2019, $4,758,000 in 2020 and $4,963,000 in 2021. The Company also has a low income housing credit carryforward of $1,166,000 and an historic tax credit carryforward of $484,000. The low income housing credit expires in varying amounts from 2017 through 2023. The historic credit expires in 2012.

10. Employee Benefit Plans

The Company has a profit-sharing retirement plan which includes all full-time employees who have reached the age of eighteen. Each participant can elect to contribute to the plan an amount not to exceed the limits as determined by the Internal Revenue Service. The plan provides for an employer matching contribution equal to 50% of the first 4% of the participant’s elective contribution. In addition to the matching contribution, the plan provides for a discretionary contribution to be determined by the Bank’s Board of Directors.

Total profit-sharing expense was $194,000 for 2004, $189,000 for 2003, and $199,000 for 2002. Profit-sharing expense for 2002 included a $40,000 payment to the 401(k) account of a former executive officer as part of a legal settlement.

In addition to providing the profit-sharing plan, the Company sponsors two defined benefit post-retirement plans that cover both salaried and non-salaried employees. Employees must be fifty-five years old and have ten years of service to qualify for the plans. One plan provides medical and dental benefits, and the other provides life insurance benefits. The post-retirement health care plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory. The expense under the plans was not material for 2004, 2003 and 2002. The liability for the plans was $138,000 at year-end 2004 and $132,000 at year-end 2003.

11. Leases

The Company utilizes certain bank premises and equipment under long-term leases expiring at various dates. In certain cases, these leases contain renewal options and generally provide that the Company will pay for insurance, taxes and maintenance.

As of December 31, 2004, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year were as follows:

Operating Leases
(Expressed in thousands)
Year ending December 31,
2005	$140
2006	93
2007	74
2008	47
2009	—
Thereafter	—

Total minimum lease payments	$354

Rental expense under the operating leases approximated $152,000 in 2004, $139,000 in 2003, and $124,000 in 2002.

12. Related Party Transactions

Certain directors and executive officers and their associates were customers of, and had other transactions with, the subsidiary bank in the ordinary course of business in 2004.

The following is an analysis of loan activity to directors, executive officers, and their associates:

(Expressed in thousands)	2004
Balance previously reported	$759
New loans during the year	3,819
Less repayments during the year	(3,436)
Effect of changes in related parties	2,436

Balance, December 31	$3,578

Related party deposits totaled $1,212,000 at year end 2004 and $2,240,000 at year end 2003.

13. Loan Commitments and Other Related Activities

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end.

	2004		2003
(Expressed in thousands)	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$738	$700	$2,215	$4,037
Unused lines of credit	1,191	20,290	2,065	17,137

Commitments to make loans are generally made for periods of 90 days or less. The fixed rate loan commitments have interest rates ranging from 6.50% to 8.00% and maturities ranging from 3 years to 5 years.

14. Concentrations of Credit Risk

The subsidiary bank extends commercial, consumer, and real estate loans to customers primarily located in Belmont, Harrison, Jefferson, and Tuscarawas Counties in Ohio, Washington County in Pennsylvania, and Ohio and Marshall Counties in West Virginia. While the loan portfolios are diversified, the ability of the borrowers to meet their contractual obligations partially depends upon the general economic condition of Southeastern Ohio and the Northern Panhandle of West Virginia.

The subsidiary bank measures concentrations of credit based on categorizing loans by the Standard Industry Classification codes. Loans and commitments equal to or exceeding 25% of Tier 1 capital are considered concentrations of credit. At year end, the bank had concentrations of credit in the following industries:

	(Expressed in thousands)
Industry	December 31, 2004	December 31, 2003
Real estate - operators of nonresidential buildings:
Loan balance and available credit	$21,272	$13,588
Percent of tier 1 capital	81.2%	47.9%

Real estate - apartment buildings:
Loan balance and available credit	$10,235	$9,281
Percent of tier 1 capital	39.0%	32.7%

Services - motel, hotel:
Loan balance and available credit	$7,900	$7,653
Percent of tier 1 capital	30.1%	27.0%

15. Limitations on Dividends

The approval of the Comptroller of the Currency is required to pay dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its retained net profits for the current year plus the two preceding years. Under this formula, the Bank can declare dividends in 2005 without the approval of the Comptroller of the Currency of approximately $1,208,000 plus an additional amount equal to the Bank’s net profit for 2005 up to the date of any such dividend declaration. Dividends from the subsidiary bank are the primary source of funds to pay dividends to the shareholders of Belmont Bancorp.

See also Note 24, “Agreement and Plan of Merger”, which prohibits the Company from declaring dividends, other than quarterly cash dividends, in an amount not to exceed the per share amount declared and paid in its most recent quarterly cash dividend, with record and payment dates consistent with past practice.

16. Other Operating Expenses

Other operating expenses include the following:

(Expressed in thousands)	2004	2003	2002
Taxes other than payroll and real estate	$370	$324	$197
Supplies and printing	246	207	206
Insurance, including federal deposit insurance	169	184	586
Amortization of intangibles	151	155	271
Consulting expense	273	165	124
Examinations and audits	243	362	458
Advertising	194	208	227
Directors’ fees	309	180	—
Data processing	214	168	301
Other (individually less than 1% of total income)	1,086	1,252	1,117

Total	$3,255	$3,205	$3,487

17. Restrictions on Cash

The subsidiary bank is required to maintain a reserve balance with the Federal Reserve Bank. The amount of the reserve requirement at year-end 2004 was $3,476,000 and at year-end 2003 was $3,133,000.

18. Cash Flow Information

The Company’s policy is to include cash on hand and amounts due from banks in the definition of cash and cash equivalents.

Cash payments for interest and federal income taxes and cash receipts for federal tax refunds were as follows:

(Expressed in thousands)	2004	2003	2002
Cash payments for interest	$4,527	$5,118	$6,635
Cash payments for income taxes	35	35	—
Federal tax refund	—	—	510

Non-cash transfers from loans to other real estate were $144,000 in 2004, $1,140,000 in 2003, and $220,000 in 2002.

19. Capital Requirements

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2004 and 2003, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual and required capital amounts and ratios are presented below at year-end.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
(Expressed in thousands)	Amount	Ratio	Amount	Ratio
As of December 31, 2004:
Total risk based capital to risk weighted assets:
Consolidated	$29,621	14.6%	$16,228	8.0%	$20,284	10.0%
Bank	28,766	14.1%	16,322	8.0%	20,403	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	$27,080	13.4%	$8,114	4.0%	$12,171	6.0%
Bank	26,210	12.8%	8,161	4.0%	12,242	6.0%

Tier 1 leverage ratio:
Consolidated	$27,080	9.1%	$11,913	4.0%	$14,891	5.0%
Bank	26,210	8.8%	11,885	4.0%	14,857	5.0%

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
(Expressed in thousands)	Amount	Ratio	Amount	Ratio
As of December 31, 2003:
Total risk based capital to risk weighted assets:
Consolidated	$31,893	16.7%	$15,301	8.0%	$19,126	10.0%
Bank	30,794	15.9%	15,504	8.0%	19,380	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	$29,491	15.4%	$7,650	4.0%	$11,475	6.0%
Bank	28,361	14.6%	7,752	4.0%	11,628	6.0%

Tier 1 leverage ratio:
Consolidated	$29,491	10.1%	$11,732	4.0%	$14,665	5.0%
Bank	28,361	9.7%	11,713	4.0%	14,641	5.0%

20. Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are summarized as follows:

	2004		2003
(Expressed in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$7,838	$7,838	$10,736	$10,736
Federal funds sold	10,650	10,650	2,300	2,300
Loans held for sale	276	278	255	255
Securities available for sale	91,992	91,992	112,145	112,145
Securities held to maturity	250	269	250	273
Federal Home Loan Bank stock	3,744	3,744	3,594	3,594
Federal Reserve Bank stock	517	517	517	517
Loans, net	171,831	168,856	154,228	158,123
Accrued interest receivable	1,172	1,172	1,366	1,366
Financial liabilities:
Deposits	232,477	233,090	235,039	236,859
Repurchase agreements	1,717	1,717	1,403	1,404
Accrued interest payable	285	285	312	312
Federal Home Loan Bank advances	35,051	35,584	25,269	28,508

The following methods and assumptions were used in estimating fair values of financial instruments as disclosed herein:

Cash, Cash Equivalents and Accrued Interest Receivable: For short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities: For debt securities and marketable equity securities, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The estimated fair value of Federal Home Loan Bank stock and Federal Reserve Bank stock is cost.

Loans: The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of impaired loans was estimated at book value, net of related reserves.

Deposit Liabilities: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Repurchase Agreements: These liabilities represent overnight borrowings. Accordingly, the carrying amount is a reasonable estimate of fair value.

Federal Home Loan Bank Advances: The fair values of Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlements of the instruments. Statement 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. The fair value of off-balance sheet instruments is not considered material. In addition, the value of long-term relationships with depositors and other customers is not reflected. The value of these items is significant. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

21.	Condensed Parent Company Financial Statements

Presented below are the condensed balance sheets, statements of income, and statements of cash flows for Belmont Bancorp.

Balance Sheets

(Expressed in thousands)	2004	2003
Assets
Cash	$594	$1,227
Investment in subsidiaries (at equity in net assets)	29,591	33,419
Equity securities	15	78
Advances to subsidiaries	414	990
Other assets	1,429	1,102

Total assets	$32,043	$36,816

Liabilities
Accrued expense	$91	$3
Other liabilities	—	17
Payable to subsidiary	366	1,248
Deferred compensation	28	26

Total liabilities	485	1,294

Shareholders’ equity	31,558	35,522

Total liabilities and shareholders’ equity	$32,043	$36,816

Statements of Income

(Expressed in thousands)	2004	2003	2002
Operating income
Dividend income from bank subsidiary	$6,112	$1,444	$—
Other income	63	174	33

Total income	6,175	1,618	33
Operating expenses	351	106	253

Income before income tax and equity in undistributed income of subsidiaries	5,824	1,512	(220)
Income tax expense (benefit)	(98)	23	(67)
Equity in undistributed income (dividends in excess of net income) of subsidiaries	(3,221)	1,289	6,150

Net income	$2,701	$2,778	$5,997

Statements of Cash Flows

(Expressed in thousands)	2004	2003	2002
Operating activities
Net income	$2,701	$2,778	$5,997
Adjustments to reconcile net income to net cash from operating activities:
Gain on sale of securities available for sale	(43)	(142)	—
Undistributed (income) dividends in excess of net income of affiliates	3,221	(1,289)	(6,150)
Common stock options vested	8	17	33
Changes in operating assets and liabilities:
Accrued expenses	88	17	(566)
Other	(330)	(222)	451

Cash from operating activities	5,645	1,159	(235)

Investing activities
Payments from subsidiaries	(882)	223	221
Payments to subsidiaries	576	(183)	(180)
Proceeds from sale of securities available for sale	69	305	—

Cash from investing activities	(237)	345	41

Financing activities
Stock options exercised	71	2	25
Dividends paid to shareholders	(6,112)	(1,444)	—

Cash from financing activities	(6,041)	(1,442)	25

Increase (decrease) in cash & cash equivalents	(633)	62	(169)
Cash and cash equivalents at beginning of year	1,227	1,165	1,334

Cash and cash equivalents at end of year	$594	$1,227	$1,165

22. Comprehensive Income

The components of other comprehensive income were as follows:

Expressed in thousands)	2004	2003	2002
Unrealized holding gains (losses) arising during the period	$(791)	$(543)	$4,354
Reclassification adjustment	(166)	(348)	(27)

Change in unrealized gains (losses) on securities	(957)	(891)	4,327
Tax effect	325	303	(1,471)

Other comprehensive income (loss)	$(632)	$(588)	$2,856

23. Litigation

The Company and its subsidiaries are involved in legal proceedings through the normal course of business and could face claims, including unasserted claims, which may ultimately result in litigation. It is management’s opinion that the Company’s financial position, results of operations, and cash flows would not be materially affected by the outcome of any pending or threatened legal proceedings, commitments, or claims.

24. Agreement and Plan of Merger

On December 21, 2004, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Sky Financial Group, Inc. (“Sky Financial”). The proposed transaction, which is subject to regulatory approval and the approval of the Company’s shareholders, involves the acquisition and merger of the Company with and into Sky Financial with Sky Financial being the survivor of the holding company merger. Shortly after the holding company merger, Sky Financial intends to merge Belmont National Bank with and into Sky Bank, with Sky Bank being the survivor of the bank merger. The parties anticipate that, subject to obtaining necessary approvals, the holding company merger will occur on or about June 1, 2005, and the bank merger will occur on or about June 3, 2005.

Sky Bank does not have trust powers. All trust business of Sky Bank is conducted through its affiliate Sky Trust, National Association (“Sky Trust”). Immediately preceding the bank merger, Sky Financial will own 100% of Belmont National Bank, Sky Bank, and Sky Trust. The parties intend that immediately prior to the bank merger transaction, all trust accounts of Belmont National Bank will be transferred to Sky Trust pursuant to the terms of a Fiduciary Account Transfer Agreement to be entered by the parties. Following the consummation of the merger transaction, all of the trust business will be conducted through Sky Trust. The transfer of the trust business will be made in compliance with the requirements of Sections 23A and 23B of the Federal Reserve Act and Regulation W.

In exchange for their shares, the shareholders of the Company may elect to receive one of the following, subject to certain adjustments: (a) shares of Sky Financial common stock based upon a fixed exchange ratio of 0.219 shares of Sky Financial common stock for each share of the Company’s common stock, (b) cash in the amount of $6.15 for each share of the Company’s common stock, or (c) a combination of Sky Financial shares and cash, each at the respective exchange ratios described above. Although the consideration that an individual shareholder receives depends on the shareholder’s election, in the aggregate 72.5% of the Company’s outstanding common shares will be exchanged for Sky Financial common stock and 27.5% of the Company’s outstanding common shares will be exchanged for cash.

The Parent Merger Agreement prohibits the Company from declaring dividends, other than quarterly cash dividends, in an amount not to exceed the per share amount declared and paid in its most recent quarterly cash dividend, with record and payment dates consistent with past practice.

The Merger Agreement contains a “walk-away” provision that would allow the Company to terminate the agreement in the event that the average closing price (as of the fifth trading day prior to the anticipated effective date of the parent merger) of Sky Financial common stock (i) is valued below $22.40 per share, and (ii) has underperformed an index of Sky Financial’s peers by more than 20%, unless Sky Financial elects to “fill” the deficiency. The Merger Agreement provides that the Company will pay Sky Financial a “break up” or termination fee of $2.1 million, or approximately 3.0% of the aggregate value of the transaction (based on Sky Financial’s closing price on December 21, 2004), if the Company receives a competing acquisition proposal and either (i) terminates the agreement prior to the shareholder vote, if the Company has authorized a definitive written agreement with the competing party, notified Sky Financial, and continues to consider the competing acquisition proposal superior to proposals offered by Sky Financial during the five business days after Sky Financial receives notice, or (ii) enters an acquisition agreement or consummates an acquisition with a party other than applicant within 18 months following termination of the agreement. The Merger Agreement provides that the agreement is terminable by either party in the event that the transaction has not been consummated by September 30, 2005 (provided the reason it hasn’t been consummated is not due to the delay or inaction of the party attempting to terminate it).

Independent of the merger transaction, Belmont National Bank has applied to the Office of the Comptroller of the Currency to close its Bellaire, Lansing and Elm Grove offices. These closures are expected to occur as of the close of business on June 3, 2005. In addition, Belmont National Bank’s Ohio Valley Mall location will be consolidated into the branch office of Sky Bank located nearby.

25. Stock Option Plan

On May 21, 2001, the Company’s shareholders approved the Belmont Bancorp. 2001 Stock Option Plan (the “Plan”). The Plan authorized the granting of up to 1,000,000 shares of common stock as qualified and nonqualified stock options. Generally, one fourth of options awarded become exercisable on each of the four anniversaries of the date of the grant. However, some of the options granted in 2001 vested immediately on the date of the grant with the remaining amount vesting over the next three to four years. In the event of a change of control of the Company, as defined in the Plan, all options vest immediately. The option period expires 10 years from the date of the grant.

A summary of the activity in the plan was as follows:

	Available for Grant	Options Outstanding	Weighted Average Exercise Price
Balance, January 1, 2002	779,000	221,000	$3.26
Granted	(140,500)	140,500	4.50
Exercised	—	(7,000)	3.60
Forfeited	53,000	(53,000)	3.79

Balance, December 31, 2002	691,500	301,500	3.74
Granted	(81,000)	81,000	5.62
Exercised	—	(500)	4.00
Forfeited	14,000	(14,000)	4.57

Balance, December 31, 2003	624,500	368,000	4.12
Exercised	—	(17,375)	4.08
Forfeited	36,125	(36,125)	4.66

Balance, December 31, 2004	660,625	314,500	$4.06

Options exercisable:
December 31, 2004		196,500	$3.52
December 31, 2003		134,000	3.22
December 31, 2002		66,500	2.65

Options outstanding at December 31, 2004 were as follows:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Number Exercisable
$2.00	75,000	6.1	75,000
$4.00	77,500	7.0	58,125
$4.60	91,500	8.0	45,750
$4.99	5,000	8.5	1,250
$5.66	65,500	9.0	16,375

Total	314,500	7.5	196,500

Proforma information for net income and earnings per common share is presented in Note 1. Compensation expense, net of taxes, of $5,000 for 2004, $12,000 for 2003, and $21,000 for 2002, was recognized to reflect the impact of granting certain options below their market price. No options were granted during 2004. If the Company’s shareholders approve the proposed merger with Sky Financial Group, Inc., all options will vest immediately.

26. Summarized Quarterly Financial Data (Unaudited)

A summary of selected quarterly financial information for 2004 and 2003 follows:

(Expressed in thousands except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2004
Interest and dividend income	$3,734	$3,621	$3,728	$3,822
Interest expense	1,111	1,118	1,129	1,142

Net interest income	2,623	2,503	2,599	2,680
Provision (benefit) for loan losses	—	(175)	(160)	(220)
Securities gains	22	82	62	—
Gains on sale of loans held for sale	29	27	22	21
Other noninterest income	735	631	685	663
Noninterest expense	2,462	2,509	2,597	2,805

Income before income taxes	947	909	931	779
Income tax expense	260	239	248	118

Net income	$687	$670	$683	$661

Basic and diluted earnings per common share	$0.06	$0.06	$0.06	$0.06

Average common shares outstanding (in thousands):
Basic	11,109	11,110	11,114	11,126
Diluted	11,213	11,220	11,207	11,213

2003
Interest and dividend income	$3,571	$3,574	$3,506	$3,585
Interest expense	1,361	1,325	1,211	1,156

Net interest income	2,210	2,249	2,295	2,429
Provision (benefit) for loan losses	—	(1,350)	—	—
Securities gains	168	75	105	—
Gains on sale of loans held for sale	137	156	171	28
Other noninterest income	586	679	663	853
Noninterest expense	2,509	2,550	2,711	2,599

Income before income taxes	592	1,959	523	711
Income tax expense	122	599	117	169

Net income	$470	$1,360	$406	$542

Basic and diluted earnings per common share	$0.04	$0.12	$0.04	$0.05

Average common shares outstanding (in thousands):
Basic	11,108	11,109	11,109	11,109
Diluted	11,177	11,187	11,181	11,202

27. Earnings per Share

The factors used in the earnings per share computation follow:

(Expressed in thousands except share and per share data)

	2004	2003	2002
Basic:
Net Income	$2,701	$2,778	$5,997

Weighted average common shares outstanding	11,114,757	11,108,700	11,105,584

Basic earnings per common share	$0.24	$0.25	$0.54

Diluted:
Net Income	$2,701	$2,778	$5,997

Weighted average common shares outstanding for basic earnings per common share	11,114,757	11,108,700	11,105,584
Add: Dilutive effects of assumed exercises of stock options	98,606	78,004	46,690

Average shares and dilutive potential common shares	11,213,363	11,186,704	11,152,274

Diluted earnings per common share	$0.24	$0.25	$0.54

Stock options for shares of common stock not considered in computing diluted earnings per common share totaled 16,375 shares for 2004, 20,250 shares for 2003, and 31,375 shares for 2002 because they were anti-dilutive.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Belmont Bancorp.

We have audited the accompanying consolidated balance sheets of Belmont Bancorp. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Belmont Bancorp. and subsidiaries at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Cleveland, Ohio

February 17, 2005